EXHIBIT 23.3


[LOGO] W. D. Von Gonten & Co.
                                      Petroleum Engineering

                                      808 Travis, Suite 812
                                      Houston, Texas 77002
(713)224-6333 Fax (713)224-6330

                                        January 16, 2006

Natural Gas Systems, Inc.
820 Gessner, Suite 1340
Houston, Texas
Re: Natural Gas Systems, Inc., Registration Statement on Form SB-2

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the use of its name and the use of its report regarding Natural Gas Systems, Inc. Proved Reserves and Future Net Revenue "as of" July 1, 2005 in the relevant pages of Amendment No. 2 to the Registration Statement (Number 333-125564) of Natural Gas Systems, Inc. on Form SB-2. We also consent to the references to us under the heading "Experts" in such Registration Statement.

W.D. Von Gonten & Co. has no interests in Natural Gas Systems, Inc. or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Natural Gas Systems, Inc. Natural Gas Systems, Inc. does not employ us on a contingent basis.

Yours truly,

W. D. VON GONTEN & CO.



                                        /s/ William D. Von Gonten Jr.
                                        ---------------------------------
                                        By: William D. Von Gonten Jr.
                                        TX#73244
                                        Its: President